EXHIBIT 10.4

Consulting Fee Agreement

This Agreement (the “Agreement”) is entered into as of 2 Dec, 2014 by and between E-Waste Systems, Inc., a Nevada, USA company whose registered address is 1350 E. Flamingo, #3101 - Las Vegas, NV 89119and its subsidiaries, including E-Waste Systems (UK) Ltd (together “EWSI”), and JayeshTanna, a citizen of the Republic of India whose address is D-17, Dodsal Colony, BPC ROAD, Akota, Vadodara, Gujarat, Email:  jayeshtanna2000@yahoo.com  (the “Consultant”).

Whereas, EWSI is a publicly traded (OTCBB: EWSI), environmentally focused and socially responsible company supplying highly skilled management services, branded solutions for environmental processes, and related technologies to companies globally in fields which include electronics and other waste recycling and related reverse logistics services, management services, and incubator services and it wishes to expand these services and the geographies in which it operates, and

Whereas,  the  Consultant,  is  based  in  the  Republic  of  India  (where  the  Company  desires  to aggressively  expand)  and  in  the  United  States  of  America  and  is  an  internationally   experienced professional actively engaged with and who has personal relationships and detailed knowledge and of a number of organizations which could be considered as customers, partners with, acquisition targets for, operating contractors, technology suppliers, or investors into EWSI, and

Whereas, EWSI desires to expand its business, and desires to obtain the benefit of the knowledge, location, expertise and contacts which the Consultant possesses to help achieve its objectives, and

Whereas,  EWSI  desires  to  retain  the  Consultant  to  provide  executive  operations  management, business development, acquisition sourcing, investment sourcing and related services to take advantage of the Consultant’s experience and wishes to exploit such commercial opportunities, and the Consultant is willing to provide such consulting services acting on behalf of EWSI.

Now therefore, in consideration of the mutual covenants and promises contained herein, the Parties hereto agree as follows:

1.  Engagement;   Consultant   Relationship;   Duties;   Title.     EWSI   hereby   engages   the Consultant, and the Consultant hereby agrees to render, consulting and investment management services to EWSI in connection with the expansion of the business. The Consultant shall report to the CEO or such other person, as the CEO shall designate.

The Consultant shall devote such of his time and effort as is reasonably required to perform the services described herein. The Consultant shall perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use, and shall agree to abide by the rules of governance established by EWSI’s board of directors, including but not limited to, the Code of Business Conduct and Ethics and the Insider Trading Policies (copies of which are available and maintained on the EWSI website).

2.  Term and Termination. The term of this Agreement shall begin on the date first signed and shall continue until the first anniversary of the date of this Agreement (the ‘Termination Date’) unless terminated by either Party as described herein (the “Term”).   EWSI may terminate this agreement for cause (defined as immoral, unethical, or illegal behavior or failure or refusal to follow any directive of the Board of Directors or the CEO by the Consultant) with due process and prior notice.

Should  EWSI terminate  this agreement  without  cause, it shall provide  the Consultant  with thirty days notice.   Upon such termination  without  cause, Consultant  shall provide  to EWSI a list of

pending opportunities and the Parties shall agree on the legitimacy of such opportunities.   Should EWSI subsequently conclude a transaction as described in such list of pending opportunities at any time after Termination Date, EWSI shall pay to Consultant any fees deriving from such transactions in accordance with this Agreement.

Should the Consultant terminate this agreement other than due to a breach of this Agreement by EWSI, or in the event Consultant is terminated for Cause as described above, Consultant shall forfeit any claims to compensation for transactions completed by EWSI following the termination date, unless the fees earned were for work completed by the Consultant prior to the termination date and except that, for transactions that were identified in writing by the Consultant prior to Termination, consultant shall be entitled to compensation for such transactions if completed by EWSI, even after termination.

If neither Party elects to terminate this agreement prior the first term as described above, the agreement shall be automatically be extended for a subsequent one-year term under the same conditions.

3.  Compensation. The compensation structure is incentive-based and shall be paid as follows: For investments received by EWSI and sourced by the Consultant, EWSI shall pay the Consultant a sum equivalent to 10% of those funds in cash and upon receipt plus 2.5% in Series A convertible redeemable preferred  stock. Consultant  may bill EWSI for reasonable  and, pre-approved,  out of pocket expenses, payable only upon closing of a transaction.

Compensation for Business Development activities shall be as follows:

a.       New Commercial Contracts.  2% of the gross value of the contract for the greater of the first year or the fixed term, for any contract executed by the Company and paid to the Company and which was sourced by the Consultant

b.       Acquisition or Joint Venture.  1.5% of the total sales for the most recent fiscal year of an acquired target brought to the Company by the Consultant

c.       Brand License Sales.  2% of the value of any brand license agreement closed by the Company and sourced by the Consultant

Consultant, at his sole discretion, reserves the right to accept the compensation in cash or in EWSI common stock, or a combination  of both, with the default being cash when cash is received by EWSI. The common stock issued shall be newly issued restricted common shares.

Unless otherwise required by law, all such compensation shall be payable without deduction for  national  or  local  income  taxes,  social  security  or  any  other  amounts,  which  shall  remain  the responsibility of the Consultant.

5.  Independent Contractor. The Consultant is an independent contractor providing services to EWSI.  The Consultant  is not an agent of EWSI  and shall have no right to bind EWSI,  except as expressly  and  duly  authorized  by  affirmative  action  of  the  CEO  or  board  of  directors.  EWSI,  as appropriate,  will  report  all payments  to be made  hereunder  on Forms  1099  (or their  equivalent  in a different  country)  as payments  to theConsultant  for independent  contracting  services.  EWSI shall not carry worker’s compensation insurance to cover the Consultant. EWSI shall not pay any contributions to Social  Security,  unemployment  insurance,  federal  or  state  withholding  taxes,  or  their  equivalent  in another country, nor provide any other contributions or benefits that might be expected in an employer- employee relationship.

6.  No Assignment. Unless otherwise agreed with EWSI, the Consultant shall not subcontract his duties or cause any other person or entity to perform his services. The Consultant shall therefore not voluntarily  or  by  operation  of  law  assign  or  otherwise  transfer  the  obligations  incurred  on  his  part pursuant  to  the  terms  of  this  Agreement  without  the  prior  written  consent  of  EWSI.  Any  attempted assignment or transfer by Consultant of his obligations without such consent shall be voided.

7.  Payment of Fees. The Parties agree that no compensation shall be due to Consultant except for such transactions that are concluded by EWSI and consistent with the individual Compensation Agremeements  executed  by  Consultant  and  EWSI,  as  outlined  in  Clause  3,  above.    EWSI  has  no obligation to accept opportunities brought or introduced by Consultant and shall evaluate and accept or decline such opportunities in its sole and absolute discretion and such opportunities accepted by EWSI (at it sole discretion) will be duly documented  and included in the list of transactions  wherein Consultant shall be due and owing compensation.

8.  Confidentiality,  Non-Competition  and  Non-Circumvention.    During  the  term  of  this Agreement and for a period of two (2) years after, EWSI and Consultant agree that neither of them, nor any affiliate of them, directly or indirectly, or in any other capacity, will (i) in any manner influence any person who is an employee of the other Party to leave such service or hire any such person, (ii) contact or solicit any Person that is or at any time within the one year period immediately prior to the date of this Agreement  was a customer of EWSI or Consultant  for the purpose of providing  products, services or business competitive  with that provided  by the other Party, or provide any such products,  services or business to any such Person, (iii) request or advise any suppliers, customers or accounts of the other Party to withdraw, curtail or cancel any business that is placed with the other Party, (iv) use or disclose, or cause to be used or disclosed, any secret, confidential or proprietary information of either Party, which is stipulated by either Party as confidential, regardless of the fact that EWSI and/or Consultant or any EWSI Affiliate  may  have  participated  in the  development  of that  information,  or (v) make  any  disparaging remarks about the other Party, their employees or officers, or their services, practices or conduct.

9.  Contracts or Other Agreements with Current or Former Employer or Business. The Consultant hereby represents and warrants that he is not subject to any agreement with respect to which the Consultant’s engagement by EWSI would be a breach.

10.  Modification of Agreement. This Agreement may be modified at any time by EWSI or at any time by a written supplemental agreement executed by both Parties.

11.  Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications  under this Agreement  shall be given to the Parties hereto at the following addresses:

If to EWSI:

Susan Johnson, Secretary-Treasurer

12075 Northwest Blvd, Building 300

Cincinnati, Ohio 45246

Email:  sjohnson@ewastesystems.com

If to Consultant: JayeshTanna

D-17, Dodsal Colony, BPC ROAD,

Akota, Vadodara, Gujarat,

Email:  jayeshtanna2000@yahoo.com

or to such other address as the Parties hereto may specify, in writing, from time to time.

12.  Waiver  of Breach. The waiver  by either  Party  of any breach  of any provision  of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.  Entire Agreement. This Agreement contains the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by EWSI.

14.  Successors,  Binding  Agreement. Subject  to  the  restrictions  on  assignment  contained herein, this Agreement shall inure to the benefit of and be enforceable by EWSI’s successors and assigns.

15.  Validity. The invalidity or unenforceability  of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.  Survival of Obligations. The duties and obligations contained in Paragraphs 6, 12, 13, 15 and 17 shall survive the expiration or termination of this Agreement.

17.  Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

18.  Tax Withholding; Indemnification. By reason of Consultant’s relationship with EWSI as an independent  contractor,  all sums required  to be paid by EWSI to Consultant  shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions,  and similar employer  withholdings,  deductions  and payments.  Consultant  acknowledges and agrees that Consultant shall be solely responsible for making all such filings and payments and shall indemnify  and hold harmless  EWSI for any liability,  claim, expense  or other cost incurred  by EWSI arising out of or related to the obligations of Consultant pursuant to this Paragraph 16.

19.  Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada, USA.

20.  Headings. The headings of the Paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first sets forth above.

For E-Waste Systems, Inc.	Consultant

By: /s/ Martin Nielson	By: /s/ Jayesh Tanna
Martin Nielson, CEO	Jayesh Tanna